UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2011 (December 2, 2011)

CHESAPEAKE ENERGY CORPORATION

(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

    On December 2, 2011, Chesapeake Energy Corporation (the “Company”) issued a press release announcing that the Company has received the Industry Leadership Award at the 13th Annual Platts Global Energy Awards program on December 1, 2011 in New York City and also received the Deal of the Year Award for its industry joint ventures in the Eagle Ford Shale and Denver-Julesberg and Powder River basins with a subsidiary of CNOOC Limited. A copy of this press release is attached as Exhibit 99.1 to this Current Report.

On December 5, 2011, the Company issued a press release announcing the closing of the sale of $750 million of perpetual preferred shares in its wholly owned, unrestricted subsidiary, CHK Utica, L.L.C.  A copy of the press release is attached as Exhibit 99.2 to this Current Report.

Section 8 – Other Events

Item 8.01 Other Events.

    On December 2, 2011, the Company completed the sale of $750 million of perpetual preferred shares of a newly formed entity, CHK Utica, L.L.C.  CHK Utica is an unrestricted subsidiary of the Company that owns approximately 700,000 net leasehold acres within an area of mutual interest in the Utica Shale play in 13 counties primarily in eastern Ohio.  The Company has retained all the common interests in CHK Utica.

    This closing completes a financial transaction led by EIG Global Energy Partners ("EIG") and results in total proceeds of $1.25 billion from sales of CHK Utica preferred shares. As previously announced on November 3, 2011, EIG purchased $500 million of perpetual preferred shares in CHK Utica.

    The CHK Utica preferred shares issued in the second closing have identical terms to the initial shares sold to EIG, including an initial annual distribution of 7%, payable quarterly. The Company has retained an option exercisable prior to October 31, 2018 to repurchase the preferred shares for cash in whole or in part at any time at a valuation expected to equal the greater of a 10% internal rate of return or a return on investment of 1.4x. Investors in the combined $1.25 billion of CHK Utica preferred shares will also proportionately receive a 3% overriding royalty interest in the first 1,500 net wells drilled on CHK Utica's leasehold, which is the equivalent of an approximate 0.45% overriding royalty interest across the Company's projected 10,000 inventory of net wells to be drilled. The Company's average net revenue interest on its Utica Shale leasehold is approximately 83%.  As part of the transaction, the Company has committed to drill a minimum of 50 net wells per year through 2016 in the CHK Utica area of mutual interest, up to a minimum cumulative total of 250 net wells, for the benefit of CHK Utica.

    The private placement of CHK Utica preferred shares was made pursuant to the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of the Securities Act. The shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

    (d) Exhibits.  See "Exhibit Index" attached to this Current Report on Form 8-K, which is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ JENNIFER M. GRIGSBY
Jennifer M. Grigsby Senior Vice President, Treasurer and Corporate Secretary

Date:                      December 8, 2011

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Chesapeake Energy Corporation press release dated December 2, 2011 – Chesapeake Energy Corporation receives Platts Global Energy awards

99.2	Chesapeake Energy Corporation press release dated December 5, 2011 – Closing of private placement of $750 million of preferred shares in CHK Utica, L.L.C.